Exhibit 2

FORM OF AMENDMENT NO. 1 TO
PROMISSORY NOTE

This Amendment No.1 to Promissory Note (this “Amendment”) is made this __ day of August, 2016, to be effective as of March 6, 2016 (the “Effective Date”), by and between REG A. LAPHAM (“Borrower”), and ________, or such holder’s permitted assigns (the “Holder”), and hereby amends, and shall is affixed to, and forms a part of, that certain Promissory Note, dated March 6, 2015 made by the Borrower in favor of the Holder with the original principal balance of ________ (the “Note”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note.

AGREEMENT

1.  Maturity Date.  Notwithstanding Section 1(f) of the Note, the Borrower and the Holder hereby agree that, effective as of the Effective Date, the Maturity Date shall be extended for one (1) additional twelve month term, until March 6, 2017.

2.  Full Force & Effect.  Except as expressly set forth in this Amendment, all of the remaining terms and conditions of the Note shall remain in full force and effect.

3.  Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

4.  Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Promissory Note on the day and year first above written to be effective on the Effective Date.

BORROWER:	HOLDER:
Reg A. Lapham